Exhibit 10

RETIREMENT AND GENERAL RELEASE AGREEMENT

This Retirement and General Release Agreement ("Agreement") is made and entered into this 30th day of January, 2006, by and between David A. Roehr ("Employee") and Cabela’s Incorporated (“Company”).

RECITALS

WHEREAS, Employee has been an employee and an officer of Company, serving most recently as Chairman, President and Chief Executive Officer of Company’s wholly-owned subsidiary, World’s Foremost Bank, a Nebraska banking corporation (“WFB”);

WHEREAS, Employee’s position as an employee, officer and director of WFB and as an officer of Company and other Company subsidiaries has terminated following Employee’s voluntary retirement;

WHEREAS, Company and Employee have agreed with respect to certain future obligations of Employee to Company including confidentiality, noncompetition and cooperation; and

WHEREAS, Company desires to pay Employee certain separation compensation on the terms and conditions set forth below and to avoid the expense, delay and uncertainty attendant to any claims that may arise from Employee’s service with and retirement from his positions and employment with Company.

NOW THEREFORE, consistent with the above Recitals, which are hereby incorporated into this Agreement by this reference, and in consideration of the promises and covenants contained below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Retirement/References. Employee retired from his position as an employee of WFB and an officer of WFB and Company and other Company subsidiaries effective January 6, 2006 (the “Retirement Date”).

2. Final Compensation and COBRA. All compensation and benefits terminated as of the Retirement Date except that Employee is eligible to continue Company’s group health insurance coverage to the extent provided by law commonly referred to as COBRA. Employee’s final paycheck has been calculated and paid in accordance with Company’s regular payroll practices and policies and included $72,562.12, less applicable withholdings, as payment for all accrued, unused vacation time owed to Employee. Employee acknowledges and agrees that Company has fully paid Employee and that Employee is not entitled to any additional amounts from Company for wages, bonuses or benefits except as set forth in this Agreement.

3. 401(k) Plan/Employee Stock Purchase Plan. Employee was a participant in Company’s 401(k) Plan. Employee’s vested account balance will be available for distribution as allowed by the Plan. Employee was also a participant in Company’s Employee Stock Purchase Plan (“Stock Plan”). The balance of the funds accumulated in Employee’s Stock Plan account will be used to purchase Company’s common stock on the next Exercise Date as defined in the Stock Plan, and Employee may retain his account or sell his account in accordance with the Stock Plan.

4. 2004 Stock Option Plan. Employee was a participant in Company’s 2004 Stock Plan, and Employee and Company are parties to Stock Option Agreements executed May 1, 2004 and April 14, 2005. As of the Retirement Date, Employee is vested in 71,380 stock options (the “Covered Options”). Any Covered Options in the name of Employee held on the Retirement Date shall be exercisable in accordance with the applicable terms of the 2004 Stock Plan and Stock Option Agreements governing a participant’s termination of employment for reasons other than Retirement, death, Disability or Cause as defined in the 2004 Stock Plan. Employee and Company agree that the 2004 Stock Plan and Stock Option Agreements provide that the Covered Options shall remain exercisable until the 90th day following the Retirement Date. Any options held by Employee that have not become vested on or before the Retirement Date shall terminate and be canceled immediately upon the Retirement Date.

5. 1997 Stock Option Plan. Employee and Company are parties to that certain Stock Restriction Agreement dated September 10, 2003 (the “Stock Restriction Agreement”). With regard to the remaining 18,350 unvested shares of common stock issued pursuant to Employee’s early exercise of the stock options granted under Company’s 1997 Stock Option Plan (the “Unvested Shares”), Company hereby accelerates Employee’s vesting of the Unvested Shares and waives its right to purchase the Unvested Shares as set forth in the Stock Restriction Agreement.

6. Deferred Compensation Plan. Employee is a participant in the Cabela’s Incorporated Third Amended and Restated Deferred Compensation Plan, as amended (“Deferred Compensation Plan”). Employee shall receive a lump-sum payout of Employee’s vested Deferred Compensation Account (as defined in the Deferred Compensation Plan), plus accrued interest, less applicable withholding, within one hundred eighty (180) calendar days after the Retirement Date. The nonvested portion of Employee’s Deferred Compensation Account shall be forfeited. The gross vested balance of Employee’s Deferred Compensation Account as of January 27, 2006, totaled $505,626.92.

7. Consideration. In additional consideration for Employee’s promises and covenants contained in this Agreement, including, without limitation, the covenants contained in Section 9 of this Agreement, and in full satisfaction of any claim by Employee relating to Company’s discretionary bonus plan for 2005 and all prior years, Company agrees to pay Employee the aggregate amount of $613,500.00, less applicable tax withholding (the “Separation Compensation”). The Separation Compensation shall be paid to Employee in thirty-nine (39) biweekly installments of $15,730.77 each, without interest and less applicable withholding, on a payment schedule consistent with Company’s regular paydays beginning on the first regular payday following the Effective Date (as defined below). Employee acknowledges that all Separation Compensation is in addition to any amounts to which Employee would have been entitled absent this Agreement.

8. Nondisparagement. Employee agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Company, its subsidiaries, affiliates and their officers, directors or employees; the products, services or programs provided or to be provided by Company or any of its subsidiaries; the business affairs or the financial condition of Company or any of its subsidiaries; or the circumstances surrounding Employee’s employment and/or separation of employment from Company or any of its subsidiaries. Company agrees to direct its Board of Directors and Executive Officers not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Employee.

9. Confidentiality and Noncompetition. Employee acknowledges that he remains bound by the terms and conditions of the Confidentiality and Noncompetition Agreement between Company and Employee dated April 14, 2005. Employee further agrees that, if within eighteen (18) months following Employee’s Retirement Date, Employee becomes affiliated, directly or indirectly, as an employee, independent contractor or otherwise, with Bass Pro, Inc., Gander Mountain Company, Sportsman’s Warehouse, Inc. or The Sportsman’s Guide, Inc., or any parent, subsidiary or affiliate of such entities, it shall be legally presumed that Employee has violated said Confidentiality and Noncompetition Agreement.

10. Cooperation. Employee shall cooperate with Company and WFB to the extent reasonably required in all matters relating to the winding up of his pending work. Employee further agrees, upon request by Company, to cooperate fully in preparation for, or, giving depositions or testifying in the defense or prosecution of any litigation arising from events, acts or omissions alleged, or that may be alleged in the future, to have occurred during the term of Employee’s employment with Company and WFB (collectively, the “Litigation Support Services”). Employee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with such Litigation Support Services. Company shall also pay Employee $247.00 per hour for Employee’s Litigation Support Services as may be requested by Company; provided, however, Employee will not be paid for Employee’s mandatory involvement in any litigation such as may be required pursuant to a lawfully issued subpoena or otherwise.

11. Return of Property. Employee agrees to return to Company all Company property of every kind, including but not limited to, all computers, laptops, cell phones, manuals, books, keys, access cards, credit cards, calling cards, records, computer passwords, personnel lists, customer lists, and all other lists and other written or printed materials, which contain any confidential information, whether furnished by Company or prepared by Employee. Employee agrees that Employee will neither make nor retain any copies of such materials after the Retirement Date.

12. Release. Employee voluntarily and forever discharges Company, its subsidiaries, affiliates, and their respective current and former shareholders, directors, officers, employees, attorneys, representatives and/or agents, collectively and individually, from any and all claims, damages (including attorney fees), demands, actions, or causes of actions of any kind or nature, whether under contract or tort, whether known or unknown, that Employee, Employee’s heirs, executors, administrators, successors, and assigns, has, or may have, up to and including the date of this Agreement arising out of Employee’s employment with Company and WFB and any of their affiliates and/or the termination of Employee’s employment with Company and WFB and any of their affiliates (collectively the “Claims”) including, without limitation, any Claims under any agreement between the parties, or any Claims under any federal, state or local statutory or common laws, including, without limitation, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Nebraska Act Prohibiting Unjust Discrimination in Employment Because of Age, the Nebraska Fair Employment Practices Act, and the Nebraska Wage Payment and Collection Act, all as amended. The foregoing notwithstanding, Employee is not releasing any claims with respect to the Indemnification Agreement between Employee and Company dated June 17, 2004.

Company voluntarily and forever discharges Employee from any and all Claims arising out of Employee’s employment with Company and WFB and any of their affiliates and/or the termination of Employee’s employment with Company and WFB and any of their affiliates. Company’s release shall not include Claims against Employee, if any, founded in fraud, self dealing or fiduciary breaches. The foregoing notwithstanding, Company is not aware of any such Claims against Employee as of the Effective Date of this Agreement.

13. No Admission. Employee and Company expressly acknowledge that this Agreement is not an admission by either party of any violation of any law, regulation, ordinance or administrative procedure, liability for which is expressly denied by both parties.

14. Interest. Employee represents and warrants that Employee has the sole right and exclusive authority to execute this Agreement, and that Employee has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement. Employee acknowledges that, as of the date of this Agreement, Employee has not initiated any administrative or legal proceeding of any kind against Company or any of its subsidiaries.

15. Confidentiality of Agreement. Excluding disclosures regarding Section 9, Employee’s discussions with his spouse, attorney, accountant or where either party is compelled by law, such as Company’s SEC and NYSE disclosures, Employee and Company agree to keep confidential both the fact of and the terms of this Agreement, and will not disclose, display, discuss, or make public in any way the terms of or existence of this Agreement.

16. Assignment. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable by Company to and shall inure to the benefit of any assignee. This Agreement is not assignable by Employee.

17. Complete Agreement. This Agreement is a complete agreement between the parties and supersedes all prior discussions, negotiations and agreements with regard to the subject matter herein, whether oral or written. This Agreement shall not be modified except by mutual agreement, in writing and signed by both parties.

18. Severability. Employee and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable. Employee and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

19. Enforcement, Damages and Injunctive Relief. If Employee violates any of the terms of this Agreement, all Company obligations to Employee regarding Separation Compensation shall cease. To the extent that Employee violates any provisions of this Agreement following receipt of Separation Compensation, Employee shall be required to refund such amounts to Company. In addition to the foregoing and the recovery of any additional damages and any other legal relief to which Company may be entitled in the event of Employee’s violation of this Agreement, Company shall also be entitled to equitable relief, including such injunctive relief as may be necessary to protect the interests of Company and as may be necessary to specifically enforce this Agreement. Employee further acknowledges that the remedies of forfeiture, reimbursement and/or injunctive relief are cumulative and the said forfeiture/reimbursement is not intended as a “buyout” option for Employee or as a substitute for Employee’s performance under this Agreement.

20. Choice of Law. This Agreement shall be construed and enforced pursuant to the laws of the State of Nebraska.

21. Company Recommends Consultation with Attorney. Employee is hereby cautioned and advised to consult with an attorney prior to signing this Agreement. Employee shall be responsible for any attorney’s fees incurred by Employee in connection with this Agreement.

22. Review Period. Employee confirms and acknowledges that Employee has read and understands this Agreement, and that Employee has signed this Agreement freely and voluntarily with the intent to fully release Company, its subsidiaries, affiliates and all of their respective current and former shareholders, officers, directors, employees, attorneys, representatives and/or agents from any and all Claims. Employee further acknowledges that Employee has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”), and Employee agrees that the changes, whether material or immaterial, did not restart the running of the Review Period. Employee may sign this Agreement before the expiration of the Review Period by signing and delivering to Company this Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “A” and incorporated herein by this reference.

23. Revocation Period. Employee may revoke this Agreement any time within seven (7) days after the execution of the Agreement (“Revocation Period”). To revoke this Agreement, Employee must give written notice to Company stating that Employee wishes to revoke the Agreement. The written notice must be hand delivered, or mailed via first class mail, and received by Reed Gilmore, Corporate Counsel, no later than midnight on the last day (seventh (7th) day) of the Revocation Period. This Agreement shall become effective and enforceable on the eighth day following Employee's signing of this Agreement (“Effective Date”).

IN WITNESS WHEREOF, the parties hereto have executed this Retirement and General Release Agreement as of the day and year first above written.

CABELA’S INCORPORATED		DAVID A. ROEHR

By:	/s/ Dennis Highby	/s/ David A. Roehr
Dennis Highby, President and CEO

Exhibit “A”

Waiver of 21-Day Review Period

I, the undersigned, hereby knowingly and voluntarily waive the twenty-one (21) day review period to consider the Retirement and General Release Agreement (“Agreement”) set forth above. I fully understand and agree that by signing this WAIVER I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one (21) days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement. I have read, fully understand and consent to the terms of this WAIVER and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this WAIVER. This WAIVER shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any interested party.

Dated: January 30, 2006	/s/ David A. Roehr
David A. Roehr

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